Exhibit 99.1

Healthcare Services Group, Inc. Announces Leadership Updates

BENSALEM, PA, November 11, 2020 (BUSINESS WIRE) – Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) announced that Michael E. McBryan, Chief Revenue Officer, will be retiring at year end. Mr. McBryan will continue to serve the Company in an advisory capacity and as a member of the Board of Directors. Patrick J. Orr, currently serving as Senior Vice President of Financial Services, will assume the role of Chief Revenue Officer as of January 1, 2021. Mr. Orr will be focused on optimizing the Company’s talent, expertise and leadership across its revenue life cycle including sales and contracts, customer relationships, and billing and collections.

Mr. McBryan started with HCSG in 1988 as a Manager-In-Training in the Philadelphia area and rose through various roles in operations and sales, making significant contributions to the growth and success of the Company. Most recently, he has been instrumental in the development and leadership of the Revenue Office, which he has championed since its inception.

Ted Wahl, Chief Executive Officer, stated, “There are certainly mixed emotions for all of us as Mike moves on to the next phase of his life. On behalf of the entire HCSG family, I would like to thank Mike for his years of dedicated service and the many lasting contributions he leaves as his legacy.”

Mr. Orr joined HCSG in 2014 as Vice President of Financial Services and has since served as the leader of Financial Services, making significant contributions as the head of that group and a member of the Senior Leadership Team. Prior to joining the Company in 2014, Mr. Orr was a partner at the law firm of Klestadt & Winters, LLP in New York, where he advised clients in evaluating and navigating complex business transactions.

Mr. Wahl, added, “Pat is a growth-oriented leader and has significantly enhanced our Financial Services department since his arrival, most notably as the architect of our weekly customer payment model. He has played an integral role in supporting client relationships and new business opportunities. Pat’s background and intimate knowledge of the industry and our customer base uniquely positions him to lead effectively, work collaboratively and drive results.”

Contact

Theodore Wahl
President and Chief Executive Officer

Matthew J. McKee
Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com